Report of Independent Accountants


To the Board of Trustees and Shareholders of The Stockback Fund

In our opinion, the accompanying statement of assets and liabilities, including the portfolio of investments, and the related statements of operations and of changes in net assets and the financial highlights, present fairly, in all material respects, the financial position of The Stockback Fund (the "Fund"), a series of the Stockback Trust, at December 31, 2001, and the results of its operations for the year then ended and the changes in its net assets and the financial highlights for the year then ended and for the period August 14, 2000 (commencement of operations) through December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as "financial statements") are the responsibility of the Fund's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit, which included confirmation of securities at December 31, 2001 by correspondence with the custodian, provides a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming that the Fund will continue as a going concern. As discussed in Note 6 to the financial statements, the ability of the Fund to continue operating is dependent upon the financial support, operational support and services of the Advisor. The ability of the Advisor to continue operating in the upcoming year is, in turn, dependent on the financial and operational support of the advisor's parents and/or affiliates. The potential inability or unwillingness of the Advisor, it's parent and/or affiliates to provide continued business, financial and operational support raises substantial doubt about the Fund's ability to continue to operate. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

PricewaterhouseCoopers LLP
New York, New York
February 5, 2002